EXHIBIT 21.1

CONSOLIDATED WATER CO. LTD.

Subsidiaries of the Registrant

The following list includes all of the Registrant’s wholly-owned subsidiaries, majority-owned subsidiaries and affiliates as of December 31, 2020. All subsidiaries of the Registrant appearing in the following table are included in the consolidated financial statements of the Registrant.

Subsidiaries	Jurisdiction of Organization

Aguas de Rosarito S.A.P.I. de C.V. (100%)	Mexico

Aerex Industries, Inc. (100%)	United States of America

Aquilex, Inc. (100%)	United States of America

Cayman Water Company Limited (100%)	Cayman Islands

Consolidated Water (Bahamas) Limited (90.9%)	The Bahamas

Consolidated Water Cooperatief, U.A. (100%)	Netherlands

Consolidated Water U.S. Holdings, Inc. (100%)	United States of America

DesalCo Limited (100%)	Cayman Islands

N.S.C. Agua, S.A. de C.V. (99.9%)	Mexico

Ocean Conversion (BVI) Ltd. (Affiliate)	The British Virgin Islands

Ocean Conversion (Cayman) Limited (100%)	Cayman Islands

PERC Water Corporation (61%)	United States of America